Exhibit 23.2

CONSENT OF NETHERLAND, SEWELL & ASSOCIATES, INC.

We hereby consent to the inclusion in the Form 10-K of Gulfport Energy Corporation (“Form 10-K”), of our report dated February 7, 2011, on oil and gas reserves of Gulfport Energy Corporation and its subsidiaries as of December 31, 2010, to all references to our firm in the Form 10-K and to the incorporation by reference of said report in the Registration Statements of Gulfport Energy Corporation on Forms S-8 (File No. 333-135728, effective July 12, 2006; File No. 333-129178, effective October 21, 2005; and File No. 333-55738, effective February 16, 2001) and on Form S-3 (File No. 333-168180, effective July 28, 2010).

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ DANNY D. SIMMONS, P.E.
Danny D. Simmons, P.E. President and Chief Operating Officer

Houston, Texas

March 11, 2011